Exhibit 99.1

Badger Meter Reports First Quarter 2022 Results

MILWAUKEE--(BUSINESS WIRE)--April 19, 2022--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

  Total sales of $132.4 million, an increase of 12% compared to $117.8 million in the comparable prior year quarter.
  Diluted earnings per share (EPS) were $0.49 compared to $0.47 in the comparable prior year period.
  Effective expense management resulted in improved spending leverage which helped to offset inflationary cost pressures.
  Robust demand environment continued with record order pace.

“The first quarter was a solid start to the year, with continued strong sales growth and record order rates reflective of resilient customer interest in our differentiated smart water solutions. As anticipated, persistent inflation and supply chain challenges pressured gross margins, however, we continue to work to mitigate their impact through value-based pricing and expense management actions, while also continuing to invest for future growth,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I want to thank our global team for their focus and dedication in serving our customers.”

First Quarter Operating Results

Utility water sales increased 15% year-over-year and represented the second consecutive quarter of mid-teens sales growth. The benefit of record orders and backlog was partially muted by sporadic supply chain disruptions which limited manufacturing output. The sales growth in the quarter was most notable in ultrasonic meters, ORION® Cellular endpoints and BEACON® SaaS revenue. Backlog increased on the record order momentum.

Sales of flow instrumentation products were flat year-over-year, the result of supply chain limitations that impacted manufacturing output, despite continued strong order trends across the majority of end market applications globally.

Gross margin dollars increased $1.4 million year-over-year, with gross margin as a percent of sales at 38.3%, a decrease from the record 41.9% in the prior year comparable quarter. As expected, the year-over-year breadth and pace of inflationary pressures, coupled with production volatility caused by intermittent component delays, tempered gross margins in the quarter. The Company continues to execute pricing actions in the face of these acute inflationary forces.

Selling, engineering and administration (“SEA”) expenses in the first quarter of 2022 were $31.9 million, or 24.1% as a percent of sales, compared to $31.6 million, and 26.8% in the comparable prior year quarter. The year-over-year improvement in SEA expense leverage is the result of effective spending controls and higher sales.

As a result of the above, operating margin was 14.2% in the first quarter of 2022, a 90 basis point decrease from the prior year’s 15.1%. The tax rate of 23.7% was higher than the prior year’s 22.2%.

Outlook

Bockhorst continued, “We delivered strong revenue growth in the quarter which was enabled by a number of actions we have taken, and continue to execute, to improve operating resiliency. It was also the result of our longstanding 'choice matters' portfolio of solutions designed to fulfill varied customer needs. While recent geopolitical events have increased the level of supply chain uncertainty and accelerated inflationary pressures in an already difficult environment, we continue to act quickly to secure supply and to strategically price our solutions aligned with the value we deliver. While near term unevenness appears to be the norm, we remain confident in our ability to execute in the face of these challenges.

“Our optimistic long-term outlook is built on strong industry demand fundamentals, strategic customer successes and our comprehensive offering of innovative and tailorable smart water solutions that we believe will extend our market leadership. We are actively addressing customer requirements to enhance operational efficiency and resiliency by leveraging our industry-leading ORION Cellular endpoints and our BEACON digital platform to solve their water-related needs and challenges. We continue to execute our strategic growth plans to further expand these customer-centric solutions both organically, and through tuck-in technology acquisitions, utilizing our strong balance sheet.”

Bockhorst concluded, “With our world-class team focused on navigating the various operating challenges and delivering on the healthy demand for our trusted solutions, we look to create value for our shareholders while furthering our vision to preserve and protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s first quarter 2022 results today, Tuesday April 19, 2022 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website. Participants can also register to take part in the call using this online registration link: https://events.q4inc.com/attendee/597102372. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the possible ongoing negative impacts of COVID-19 on the global economy, the company’s operations and those of our customers and suppliers. In addition, the Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)

Net sales	$132,402	$117,842

Cost of sales	81,679	68,480

Gross margin	50,723	49,362

Selling, engineering and administration	31,861	31,615

Operating earnings	18,862	17,747

Interest expense, net	13	7
Other pension and postretirement costs	32	31

Earnings before income taxes	18,817	17,709

Provision for income taxes	4,457	3,928

Net earnings	$14,360	$13,781

Earnings per share:

Basic	$0.49	$0.47

Diluted	$0.49	$0.47

Shares used in computation of earnings per share:

Basic	29,198,888	29,098,490

Diluted	29,363,326	29,316,588

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2022	2021
	(Unaudited)

Cash and cash equivalents	$89,219	$87,174
Receivables	78,147	65,866
Inventories	103,020	99,611
Other current assets	10,891	8,709
Total current assets	281,277	261,360

Net property, plant and equipment	76,069	78,050
Intangible assets, at cost less accumulated amortization	61,252	64,176
Other long-term assets	24,053	22,919
Goodwill	103,287	104,313
Total assets	$545,938	$530,818

Liabilities and Shareholders' Equity

Payables	$52,437	$41,859
Accrued compensation and employee benefits	12,104	20,644
Other current liabilities	23,968	19,643
Total current liabilities	88,509	82,146

Deferred income taxes	5,214	5,385
Long-term employee benefits and other	42,334	40,217
Shareholders' equity	409,881	403,070
Total liabilities and shareholders' equity	$545,938	$530,818

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$14,360	$13,781

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,760	2,873
Amortization	4,016	4,066
Deferred income taxes	(34)	38
Noncurrent employee benefits	(112)	81
Stock-based compensation expense	615	374
Changes in:
Receivables	(12,509)	3,864
Inventories	(3,763)	1,284
Payables	10,749	4,291
Prepaid expenses and other current assets	(2,904)	(428)
Other current liabilities	(3,928)	332
Total adjustments	(5,110)	16,775
Net cash provided by operations	9,250	30,556

Investing activities:
Property, plant and equipment expenditures	(1,141)	(1,759)
Acquisitions, net of cash acquired	-	(44,561)
Net cash used for investing activities	(1,141)	(46,320)

Financing activities:
Dividends paid	(5,869)	(5,239)
Proceeds from exercise of stock options	-	352
Issuance of treasury stock	-	42
Net cash used for financing activities	(5,869)	(4,845)
Effect of foreign exchange rates on cash	(195)	(262)

Increase (decrease) in cash and cash equivalents	2,045	(20,871)
Cash and cash equivalents - beginning of period	87,174	72,273

Cash and cash equivalents - end of period	$89,219	$51,402

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com